Post-Effective Amendment No.2 to
                                              SEC File No. 70-7862


                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D. C. 20549

                              FORM U-1

                            APPLICATION

                               UNDER

       THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

           JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                         300 Madison Avenue
                 Morristown, New Jersey 07962-1911

               METROPOLITAN EDISON COMPANY ("Met-Ed")
             2800 Pottsville Pike, Muhlenberg Township
                  Berks County, Pennsylvania 19605

             PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
             2800 Pottsville Pike, Muhlenberg Township
                  Berks County, Pennsylvania 19605
             (Names of companies filing this statement
           and addresses of principal executive offices)


             GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
   (Name of top registered holding company parent of applicants)

 T. G. Howson, Vice President       Douglas E. Davidson, Esq.
   and Treasurer                    Berlack, Israels & Liberman LLP
 M. A. Nalewako, Secretary          120 West 45th Street
 GPU Service Corporation            New York, New York 10036
 100 Interpace Parkway
 Parsippany, New Jersey 07054

 R. S. Cohen, Secretary             W. Edwin Ogden, Esq.
 Jersey Central Power &             Ryan, Russell, Ogden & Seltzer
       Light Company                1100 Berkshire Boulevard
 300 Madison Avenue                 P.O. Box 6219
 Morristown, New Jersey 07962-1911  Reading, Pennsylvania 19610

 W. C. Matthews, II, Secretary      Robert C. Gerlach, Esq.
 Metropolitan Edison Company        Ballard Spahr Andrews &
 Pennsylvania Electric Company        Ingersoll
 2800 Pottsville Pike               1735 Market Street, 51st Fl.
 Reading, Pennsylvania 19605        Philadelphia, PA 19103-7599
 ________________________________________________________________
        (Names and addresses of agents for service of process)
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           JCP&L, Met-Ed and Penelec hereby post-effectively amend

 their Application on Form U-1, as heretofore amended, docketed in

 SEC File No. 70-7862, as follows:

           1.  By  amending the  first paragraph of  Section 2  of

 Part C of Item 1 thereof to read in its entirety as follows:

           The Fuel Companies would pay the following fees to the Lenders in connection with the New Credit Facility: (i) an Arrangement Fee of $210,000; (ii) an annual Administration Fee of $30,000; (iii) a Commitment Fee based on each Lender's unused commitment under the New Credit Facility ranging from 8 to 20 basis points per year depending on the GPU Company's senior secured long term debt ratings as assigned by the Rating Agencies; (iv) a Letter of Credit Issuing Fee at a rate of 10 basis points per year based on the average daily face amount of the CP Notes issued by such Fuel Company from time to time; and (v) a Letter of Credit Risk Fee at a yearly rate equal to the Applicable Margin on the average daily principal amount of CP Notes issued by the Fuel Company from time to time.

           2.   By  amending paragraph  (i) of  Part D  of Item  1

 thereof to read in its entirety as follows:

           (i) The average consolidated retained earnings for GPU and its subsidiaries, as reported for the four most recent quarterly periods in GPU's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, March 31, 1995 and June 30, 1995, as filed under the Securities Exchange Act of 1934, was approximately $1.82 billion. At the date hereof, GPU had invested, or committed to invest, directly or indirectly, an aggregate of approximately $60.4 million in EWGs and $300,000 in FUCOs, representing approximately 3% of such average consolidated returned earnings. GPU's aggregate investment in EWGs and FUCOs, including amounts invested pursuant to all outstanding or pending authorizations to make investments in EWGs or FUCOs (i.e., $200 million in SEC File No. 70-8593, $130 million in SEC File No. 70-8455, $200 million in SEC File No. 70-7926 and $500 million in SEC File No. 70-7727), will not at any time exceed the 50% limitation in Rule 53.

           3.    By  completing Item  2  thereof  to  read in  its

 entirety as follows:

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      ITEM 2.  FEES, COMMISSIONS AND EXPENSES.

           The GPU Companies estimate that the fees, commissions and expenses to be incurred in connection with the trans-actions which are the subject of Post-Effective Amendment No. 1, will be as follows:

           SEC Filing Fee                               $  2,000
           Legal Fees:
                Berlack, Israels & Liberman LLP           95,000
                Richard S. Cohen, Esq.                     2,000
                Ryan, Russell, Ogden & Seltzer             3,000
                Ballard Spahr Andrews & Ingersoll         20,000
                Special Lenders Counsel                  155,000
           Trustee and Depositary Counsel                 20,000
           Trustee's Fees and Expenses                    15,000
           Rating Agencies' Fees and Expenses             64,000
           Miscellaneous                                  34,000
                                                        $410,000

           4.  By amending Item 3 thereof  to read in its entirety

 as follows:

           The GPU Companies believe that the proposed trans-actions may be subject to Sections 9(a) and 10 of the Act and Rule 54 under the Act.

           5.   By  amending the  first and  second paragraphs  of

 Item 4 thereof to read in their entirety as follows:

      ITEM 4.  REGULATORY APPROVALS.

           The New Jersey Board of Public Utilities ("NJBPU") has jurisdiction with respect to JCP&L's proposed lease of the Nuclear Material. By Order dated August 1, 1991, the NJBPU authorized JCP&L to enter into the transactions contemplated by the 1991 Lease Agreements to which it is a party. As required by such Order, by letter dated September 29, 1995, JCP&L has notified the NJBPU in advance of the proposed amendment and restatement of the 1991 Lease Agreements. No further action is required to be taken with respect to the NJBPU in order to enter into the proposed transactions.

           The Pennsylvania Public Utility Commission ("PaPUC") has jurisdiction with respect to the proposed lease of Nuclear Material for use at TMI-1 by Met-Ed and Penelec. On September 15, 1995, Met-Ed and Penelec each filed Securities Certificates with the PaPUC seeking approval to enter into the proposed transactions. It is expected that the PaPUC will issue orders expressly authorizing such transactions.

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           6.  By filing the following exhibits in Item 6 thereof:

                B-2(a)    -    Forms   of  Amended   and  Restated
                               Nuclear Material Lease Agreements.

                B-2(b)    -    Forms of New Letters of Representa-
                               tion -- to be filed by post-
                               effective amendment.

                B-3(c)    -    Form of Amended and  Restated Trust
                               Agreement.

                D-2(b)    -    Copy  of Securities  Certificate of
                               Met-Ed to the PaPUC.

                D-2(c)    -    Copy   of   Order   of  the   PaPUC
                               registering   Met-Ed's   Securities
                               Certificate--to  be filed  by post-
                               effective amendment.

                D-3(b)    -    Copy  of Securities  Certificate of
                               Penelec to the PaPUC.

                D-3(c)    -    Copy of Order of  PaPUC registering
                               Penelec's  Securities Certificate--
                               to   be  filed   by  post-effective
                               amendment.

                F-1(a)    -    Opinion   of  Berlack,   Israels  &
                               Liberman LLP.

                F-2(a)    -    Opinion of Richard S. Cohen, Esq.

                F-3(a)    -    Opinion of Ryan,  Russell, Ogden  &
                               Seltzer.

                F-4(a)    -    Opinion of Ballard Spahr  Andrews &
                               Ingersoll.

                             SIGNATURE

           PURSUANT  TO THE  REQUIREMENTS  OF  THE PUBLIC  UTILITY

 HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES  HAVE DULY

 CAUSED THIS POST-EFFECTIVE AMENDMENT TO BE SIGNED ON THEIR BEHALF

 BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                          JERSEY CENTRAL POWER & LIGHT COMPANY
                          METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY


                          By:________________________________
                               T. G. Howson, Vice President
                                 and Treasurer

 Date:  October 13, 1995
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